Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of iPower, Inc. (f/k/a BZRTH, Inc.) (the “Company”) on Form S-1 of our report dated November 23, 2020, except for Notes 4, 11, 12 and 15 as to which the date is January 11, 2021; and Notes 8 and 15 as to which the date is February 1, 2021, with respect to our audits of the Company’s consolidated and combined financial statements as of June 30, 2020 and 2019, which appears in this Registration Statement on Form S-1. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

April 27, 2021